Exhibit 10.11

October 19, 2007

Mark Norman

555 Henley Rd.

Birmingham, MI 48009

Dear Mark:

Contingent upon the closing on October 31, 2007 of the merger between Mobility, Inc., d/b/a Flexcar (“Flexcar”), and Zipcar, Inc. (“Zipcar” or the “Company”) pursuant to the Agreement and Plan of Merger by and among Zipcar, Inc., Zulu Acquisition Corp., Mobility, Inc. and Alps Communications LLC dated September 26, 2007, I am pleased to extend an offer of employment with the Company as President and Chief Operating Officer reporting directly to me.

As President and Chief Operating Officer, you will be responsible for leading day-to-day operations by directing and coordinating activities consistent with established goals, objectives, and policies set by the Chief Executive Officer and Board of Directors. In addition, you will be responsible for other duties as may from time to time be assigned to you by the Company’s Board of Directors or me. You agree to devote your full time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company.

Your annualized base salary rate will be $350,000, less all applicable taxes and withholdings, paid bi-weekly per the Company’s pay policy. Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company. You also may be eligible to receive a discretionary annual incentive and performance bonus of up to $150,000. This bonus, if any, will be based on your individual performance objectives and Company performance and will be determined by the Company in its sole discretion. Any such bonus will be pro-rated for your partial year of employment in 2007. This bonus, if any, generally will be paid within the first quarter of the next calendar year and you must be an active employee of the Company on the date the bonus is distributed in to order to be eligible to receive it.

The position with the Company will require your relocation to Cambridge, Massachusetts by March, 2008. In connection with this relocation, the Company will provide you with a Relocation Allowance of a gross amount of $200,000 to cover the reasonable costs associated with moving your family and household goods; including temporary housing in the Cambridge, Massachusetts area, realtor fees and losses on the sale of your current property in Birmingham, Michigan. You may elect to receive this Relocation Allowance in one of the following ways; (i) as a cash payment to you, net of all applicable taxes and withholdings; (ii) as a direct payment by Zipcar oh your behalf to vendors following submission of invoices; or (iii) as a reimbursement to you following submission of your paid receipts. This Relocation Allowance is contingent upon your remaining continuously employed with the Company for three years after your first date of employment. Should you voluntarily leave Zipcar for any reason or are terminated by Zipcar for “Cause” (see definition below) within the first three years of your first date of employment, the Relocation Allowance shall be repayable to the Company as follows: (i) 100% of the Relocation Allowance shall be repayable if you leave within the first year following your first date of employment and (ii) 50% of the Relocation Allowance, as amortized monthly depending on the date of your employment termination, shall be repayable if you leave after one year, but before the conclusion of the third year, following your first date of employment, (e.g., if you voluntarily resign your employment with Zipcar 14 months following your first date of employment, you must repay Zipcar $91,666.67 ($100,000 ($50% of $200,000) less ( $4,166.66 x 2 months)). Zipcar reserves the right to recover the Relocation Allowance from any money due to you at the time of your employment termination, including, but not limited to, base pay, bonus, expense reimbursement, and/or accrued unused vacation payout.

Subject to approval by the Company’s Board of Directors, the Company will grant to you an option to purchase 1,000,000 shares of Zipcar stock at an exercise price specified below. This total includes your 237,087 converted shares from Flexcar and 175,000 of these shares will be vested as of the date of the closing, The remaining 825,000 shares will then vest in equal amounts of 17,187 shares per month for 48 months subject to your continued employment by the Company. The option exercise price will be equal to the fair market value of a share of Common Stock on the date of grant of the option as determined by the Company’s Board of Directors. The option will be issued pursuant to the Company’s 2000 Stock Option Plan (the “2000 Stock Option Plan”) and will be subject to all of the terms and conditions set forth in the 2000 Stock Option Plan and the stock option agreement covering the option, which must be executed to affect the grant of any option. The applicable stock agreement shall include a change in control (“CIC”) provision that will provide, upon the occurrence of certain circumstances and events as described therein, accelerated vesting as to 25% of the unvested shares in the event of a CIC and accelerated vesting of an additional 25% of the unvested shares in the event your employment is terminated under certain conditions within twelve (12) months of a CIC; provided, however, that the merger between Flexcar and Zipcar does not qualify as a CIC for purposes of the accelerated vesting described herein. The specific details and requirements for accelerated; vesting shall be as set forth in the stock option agreement.

You will be eligible to participate in Zipcar’s benefit plans, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. The benefits made available by the Company, and the rules, terms, and conditions for participation in such benefit plans may be changed by the Company at any time and from time to time without advance notice. Subject to proration to your date of hire, you also will be eligible to accrue up to four (4) weeks paid vacation per calendar year at the rate of 1.67 days per month, Use of such vacation time is subject to Company policy.

As a condition of employment, you will be required to execute the Company’s Invention and Non-Disclosure Agreement, a Non-Competition and Non-Solicitation Agreement, and acknowledgement of receipt of the Zipcar Security Policy.

In the event that the Company terminates your employment without “Cause”, or you terminate your employment with the Company for “Good Reason” (see definitions below), then, provided you enter into a binding release of claims in favor of the Company, the Company shall pay to you after the release of claims becomes binding a lump-sum severance payment in an amount equal to 12 months of your then current monthly base salary (the “Severance Payment”). If you terminate your employment with the Company pursuant to the terms and conditions applicable to resigning for Good Reason as a result of a reduction of your annual base salary without your prior consent, the Severance Payment shall be based on your monthly base salary immediately preceding such reduction. The Severance Payment is subject to withholding of such amounts, if any, relating to tax and other payroll deductions. Furthermore, no Severance Payment that may be made pursuant to this agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”) may be accelerated or deferred by the Company or by you. Notwithstanding anything else to the contrary in this offer letter, to the extent that any of the payments that may be made hereunder constitute “nonqualified deferred compensation”, within the meaning of Section 409A and you are a “specified employee” upon your separation from service (as defined under Section 409A), any such payment shall be delayed for six months following your separation from service date if, absent such delay, such payment would otherwise be subject to penalty under Section 409A. In any event, the Company makes no representation or warranty and shall have no liability to you or to any other person if any provisions of this letter agreement are determined to constitute “nonqualified deferred compensation” subject to Section 409A but do not satisfy the requirements of that section.

Definitions:

“Cause” shall exist upon (i) a good faith finding by the Board of Directors of the Company (A) of repeated and willful failure of you, after prior written notice, to perform your reasonably assigned duties for the Company, or (B) that you have engaged in dishonesty, gross negligence or misconduct, which dishonesty, gross negligence or misconduct has had a material adverse effect on the Company; (ii) your conviction of, or your entry of a pleading of guilty or nolo contendere to, any crime involving moral turpitude or any felony; or (in) a material breach by you of any material provision of any invention and non-disclosure agreement or noncompetition and non-solicitation agreement with the Company that, unless the Board of Directors determines in good faith is a breach that is incapable of cure, continues uncured for a period of 30 days after the Company shall have given you written notice of such breach.

“Good Reason” shall exist upon (i) mutual written agreement by you and the Board of Directors of the Company that Good Reason exists; (ii) the relocation of the Company such that your daily commute is increased by at least 60 miles without your written consent; provided, however, that your relocation to Cambridge, Massachusetts in connection with the aforementioned merger does not constitute Good Reason; (iii) reduction of your annual base salary without your prior consent; or (iv) your demotion to a position with responsibilities substantially less than your current position as President and Chief Operating Officer or a change in reporting relationship wherein you report to someone other than the most senior operating executive at Zipcar without your prior consent, provided, however, that with respect to this subparagraph (iv), if you are so demoted or your reporting relationship changed (which such demotion or change is not a termination of employment by the Company) after the occurrence of a Change in Control, you shall continue to provide services to the Company as an employee for a transition period of up to four months following the Change of Control (or shorter period as requested by the Company) prior to being eligible to terminate your employment for Good Reason under this subparagraph (iv).

This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice.

For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. Please note that this offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company, including, but not limited to, the Executive Employment Agreement between Flexcar and you dated July 1,2006 (the “Employment Agreement”). You acknowledge that you are not entitled to any further compensation under the Employment Agreement after the closing of the merger, including, but not limited to, any severance payments or other benefits. The resolution of any disputes under this letter will be governed by Massachusetts law.

Mark, I am looking forward to working with you at Zipcar, and to your becoming a part of a company that provides great value to its customers and employees. I believe that you have much to offer and much to gain in joining us. I look forward to receiving a favorable response from you acknowledging that you have accepted this offer of employment; provided, however, that this offer shall become null and void and you will not be eligible for any of the compensation or benefits described herein, even if you have accepted Zipcar’s offer, should the closing not occur on October 31, 2007. Please let us know of your decision before Friday, October 26,2007 We expect that your start date at Zipcar will be the date of the closing.

Very truly yours,

Scott Griffith
Chief Executive Officer

ACCEPTANCE

Please sign below to accept this at-will offer to join Zipcar, Inc. in accordance with the terms set forth in this offer letter. Please return a signed copy of this letter via fax (6l7.995.4200) or by mail to:

Connie Puglia

VP, Human Resources

ZipCar, Inc.

25 First Street, 4th Floor

Cambridge, MA 02141

Important: Please call Connie Puglia at 617.995.4243 prior to sending the fax to ensure confidentiality.

10/31/07
Mark Norman	Date

December 15, 2008

Mark Norman

196 Highgate

Needham, MA 02492

Dear Mark,

This letter updates and amends your offer letter between you and Zipcar Inc. “the Company”, dated 10/19/2007.

As of the date here of, the Appendix A will be attached to your offer letter. All other particulars in your agreement will remain in tact.

Very Truly Yours,

Scott W. Griffith Chairman & CEO
The foregoing correctly sets forth the terms of my employment by Zipcar, Inc.
12/30/08
Mark Norman	Date

Appendix A

Compliance with Section 409A

Subject to the provisions in this Appendix A, any severance payments under your offer letter shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the date of termination of your employment. The following rules shall apply with respect to distribution of the payments, if any, to be provided to you under your offer letter.

1. It is intended that each installment of the severance payments provided under your offer letter shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither you nor the Company shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

2. If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in your offer letter.

3. If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

a. Each installment of the severance payments due under your offer letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of your offer letter, the “Short-Term Deferral Period” means the period ending on the later of the fifteenth day of the third month following the end of your tax year in which the separation from service occurs and the fifteenth day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

b. Each installment of the severance payments due under your offer letter that is not described in paragraph 3(a) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.

4. The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph 4, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

5. All reimbursements and in-kind benefits provided under your offer letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in your offer letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

6. Notwithstanding anything herein to the contrary, the Company shall have no liability to you or to any other person if the payments provided in your offer letter that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

April 2, 2010

Mark Norman

196 Highgate

Needham, MA 02492

Dear Mark,

This letter updates and amends your offer letter between you and Zipcar Inc. “the Company”, dated 10/19/2007.

As of the date of this letter, your annual salary will be three hundred and fifty thousand dollars ($350,000) per year, to be paid in bi-weekly installments, in the amount of $13,461.54, in accordance with Zipcar’s usual payroll practices. All compensation shall be subject to the customary withholding tax and other employment taxes and deductions as required by law.

You are also eligible to receive a discretionary annual bonus of up to fifty percent (50%) of your annualized base salary. This bonus, if any, will be based on mutually agreed upon performance and company objectives. Payment of this bonus is based upon a recommendation by the CEO and is subject to the discretion of and approval by the Company’s compensation committee of its Board of Directors (the “Board”). The bonus, if any, will be payable in the calendar year following the close of the calendar year in which the services are provided to which the annual bonus applies (the “Bonus Payment Date”); provided that you must be employed in good standing by the Company on a Bonus Payment Date in order to be eligible for payment. You understand that you will not be eligible to receive any bonus payment if your employment with the Company has terminated for any reason prior to the Bonus Payment Date. All compensation shall be subject to the customary withholding tax and other employment taxes and deductions as required by law.

All other particulars in your agreement will remain in tact.

Very Truly Yours,

/s/ Scott W. Griffith
Scott W. Griffith
Chairman & CEO

The foregoing correctly sets forth the terms of my employment by Zipcar, Inc.

/s/ Mark Norman	May 3, 2010
Mark Norman	Date

Appendix A

Compliance with Section 409A

Subject to the provisions in this Appendix A, any severance payments under your offer letter shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the date of termination of your employment. The following rules shall apply with respect to distribution of the payments, if any, to be provided to you under your offer letter.

1. It is intended that each installment of the severance payments provided under your offer letter shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither you nor the Company shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

2. If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in your offer letter.

3. If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

a. Each installment of the severance payments due under your offer letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of your offer letter, the “Short-Term Deferral Period” means the period ending on the later of the fifteenth day of the third month following the end of your tax year in which the separation from service occurs and the fifteenth day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

b. Each installment of the severance payments due under your offer letter that is not described in paragraph 3(a) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.

4. The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph 4, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

5. All reimbursements and in-kind benefits provided under your offer letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in your offer letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

6. Notwithstanding anything herein to the contrary, the Company shall have no liability to you or to any other person if the payments provided in your offer letter that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

December 21, 2010

Mark Norman

196 Highgate

Needham, MA 02492

This letter updates and amends your offer letter between you and Zipcar, Inc. (the “Company”) dated October 19, 2007 and as amended December 15, 2008 and April 2, 2010 (the “Letter Agreement”).

The eighth paragraph of your Letter Agreement shall be restated in its entirety to read as follows:

“In the event that the Company terminates your employment without “Cause”, or you terminate your employment with the Company for “Good Reason” (see definitions below), then, provided you enter into and do not revoke a binding release of claims in favor of the Company within 30 days of the date of your termination, which is reasonably acceptable to the Company, the Company shall pay you a lump sum severance payment in an amount equal to 12 months of your then current monthly base salary (the “Severance Payment”). If you terminate your employment with the Company pursuant to the terms and conditions applicable to resigning for Good Reason as a result of a reduction of your annual base salary without your prior consent, the Severance Payment shall be based on your monthly base salary immediately preceding such reduction. The Severance Payment is subject to withholding of such amounts, if any, relating to tax and other payroll deductions. Your Severance Payment will be made 30 days following the date of your termination, provided the release has been properly executed and not revoked as of such date, or, if the release has been executed and the applicable revocation period has expired prior to the 30th day following your termination of employment, then the Severance Payment may be made on such earlier date. Notwithstanding the foregoing, if the 30th day following your termination occurs in the calendar year following your termination, then the Severance Payment shall be made no earlier than January 1 of such subsequent calendar year. The payment of severance is subject to the terms set forth in Appendix A. No Severance Payment that may be made pursuant to this agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code and the guidance issued thereunder (‘Section 409A”) may be accelerated or deferred by the Company or by you. Notwithstanding anything else to the contrary in this offer letter, to the extent that any of the payments that may be made hereunder constitute “nonqualified deferred compensation” within the meaning of Section 409A, and you are a “specified employee” upon your separation from service (as defined under Section 409A), any such payment shall be delayed for six months following your separation from service date if, absent such delay, such payment would otherwise be subject to penalty under Section 409A. In any event, the Company makes no representation or warranty and shall have no liability to you or to any other person if any provisions of this letter agreement are determined to constitute “nonqualified deferred compensation” subject to Section 409A but do not satisfy the requirements of that section.”

All other particulars in your agreement will remain in tact.

Very truly yours,

/s/ Dean J. Breda
Dean J. Breda General Counsel

The foregoing correctly sets forth the terms of my employment with Zipcar, Inc.

/s/ Mark Norman	12/21/10
Mark Norman	Date